Exhibit 99. 28(g)(viii)

SEVENTH AMENDMENT TO CUSTODIAN AGREEMENT

          THIS SEVENTH AMENDMENT TO CUSTODIAN AGREEMENT dated as of April 27, 2011 by and between OLD WESTBURY FUNDS, INC., a Maryland corporation (the “Fund”), and BESSEMER TRUST COMPANY, a New Jersey state chartered bank (“Bessemer”).

W I T N E S S E T H:

          WHEREAS, the Fund and Bessemer are parties to that certain Custodian Agreement dated as of October 12, 1993, as amended as of May 2, 2001, September 1, 2004, September 1, 2005, December 6, 2006, July 31, 2008 and September 1, 2010 (as so amended, the “Custodian Agreement”), pursuant to which Bessemer serves as custodian or co-custodian for certain series of the Fund; and

          WHEREAS, the Fund and Bessemer desire to amend the Custodian Agreement to modify the custodial services provided to the Global Small & Mid Cap Fund with respect to securities directly managed by Bessemer Investment Management LLC and other property that are held by the Global Small & Mid Cap Fund;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

          1. Paragraph 1 of the Custodian Agreement is hereby amended by replacing its first sentence with the following:

          “The Fund hereby appoints Bessemer to act as custodian of the portfolio securities, cash and other property for each series of the Fund set forth in Appendix A attached hereto, as such Appendix may be amended from time to time, for the period and on the terms set forth in this Agreement, except that (i) for the Real Return Fund, Bessemer will act as custodian only for the coins or bullion or other forms of precious metals held by the Real Return Fund, and (ii) for the Global Small & Mid Cap Fund, Bessemer will act as custodian only with respect to (A) equity securities of U.S. companies (other than exchange-traded funds) and securities in the form of depositary receipts directly managed by Bessemer Investment Management LLC, (B) income, other payments and distributions issued with respect to such securities, (C) proceeds of the sale of such securities, and (D) cash, cash equivalents and money market instruments received and held by Bessemer from time to time on behalf of the Global Small & Mid Cap Fund.”

          2. The Custodian Agreement, as expressly amended hereby, shall continue in full force and effect.

          3. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to the Custodian Agreement to be executed by their respective officers as of the day and year first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ Peter C. Artemiou

Peter C. Artemiou
Vice President & Treasurer

BESSEMER TRUST COMPANY

By:	/s/ John G. MacDonald

John G. MacDonald
Managing Director and Chief Financial Officer